Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

BIOLINGUS (CAYMAN) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.000001 1 2	457(o)	2,214,000	$20.00	44,280,000	$0.00014760	$6,535.728
Fees to Be Paid	Equity	Underwriter Warrants[3]	other	–	–	–	–	–
Fees to Be Paid	Equity	Ordinary Shares, $0.000001 par value [3]	457(o)	16,560	$26.00	430,460	$0.00014760	$63.535
Fees Previously Paid	Equity		–	–	–	–	–	–
	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$44,710,460
	Total Fees Previously Paid							6,417.61
	Total Fee Offsets							–
	Net Fee Due							$181.70

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Includes the offering price of 54,000 Ordinary Shares that may be sold by the underwriter in order to cover any over-allotments and 1,800,000 Ordinary Shares that may be sold by the Selling Shareholders.
(3)	The Registrant will issue to the underwriter warrants to purchase a number of Ordinary Shares equal to an aggregate of four percent (4%) of the Ordinary Shares (the “Underwriter Warrants”) sold in the offering. The exercise price of the Underwriter Warrants is equal to the 130% of offering price of the Ordinary Shares offered hereby. Assuming an exercise price of $26.00 per share, we would receive, in the aggregate, $430,560 upon exercise of the Underwriter Warrants (assuming the underwriter exercises its over-allotment option). The Underwriter Warrants are exercisable commencing on the effective date of the Offering at any time, and from time to time, in whole or in part, through the date of expiration and will expire on the fifth anniversary from the commencement of sale of this Offering.